Exhibit 99.1

MESABI TRUST
PRESS RELEASE

New York, New York
October 19, 2005

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of $0.36 per Unit of Beneficial Interest payable on November 20, 2005 to Mesabi Trust unitholders of record at the close of business on October 30, 2005.  This compares to a distribution of $0.25 per Unit for the same period last year.

The increase in distribution compared to the same quarter last year is due largely to increased prices of iron ore pellets during the quarter by Northshore Mining Company (“Northshore”), the lessee/operator.  These increased prices resulted in increased base royalties and a royalty bonus payment for iron ore shipments from Silver Bay, Minnesota sold at prices above a threshold price, despite an approximate 6% decrease in the volume of shipments of iron ore pellets attributed to Mesabi Trust lands during the quarter as compared to the same quarter last year, as well as certain downward adjustments to royalties paid in the previous two quarters.  These adjustments resulted from pricing adjustments under term contracts between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

The total royalty payment expected to be received by Mesabi Trust on October 31, 2005 is $4,902,587.33 (which includes the royalty received by the Mesabi Land Trust).  With respect to shipments of iron ore during the third calendar quarter of 2005, Mesabi Trust received a base royalty of $3,357,867.54.  Mesabi Trust also received a bonus royalty in the amount of $1,881,953.79 with respect to shipments during the third calendar quarter of 2005.  The above base royalty and bonus royalty amounts were reduced by $426,291.05, representing downward adjustments of $37,958.31 and $388,332.74, respectively, to base royalty and bonus royalty amounts credited to the Trust in the first two calendar quarters of 2005.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The resulting royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  Further the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  These variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  Royalty payments received in 2004 and 2005 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the CCI Pellet Agreements.

With respect to the balance of 2005, Northshore has not advised Mesabi Trust as to its expected 2005 shipments of iron ore products or what percentage of 2005 shipments will be from Mesabi Trust iron ore.  CCI has indicated that currently scheduled 2005 production at Northshore (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands) will approximate 4.9 million tons.  CCI announced in September 2005 that plans to restart an idled furnace at Northshore have been delayed.

This news release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments at Northshore in 2005 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749